EXHIBIT 99.1

Air Methods Provides 4th Quarter Update

Increased Weather Severity Reduces Patient Transports

DENVER, Jan. 26, 2010 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the largest air medical transportation company in the world, provided an update on fourth quarter 2009 preliminary results.

Based on preliminary 2009 fourth quarter results, total community-based patient transports were 9,015. Patients transported for community bases in operation greater than one year decreased 799 transports, or 9%, while weather cancellations for these same bases increased by 781 compared with the prior-year quarter. In addition to the increased weather cancellations, requests for community-based service during the month of December decreased by 11% compared with the prior year for bases open greater than one year. The December decrease in requests for service was attributed to the impact of weather, such as cold and snowy conditions, which further reduced need for service. For the five previous months, requests for service for these bases increased 3% when compared with the same period in 2008. Flight volume within the hospital-based operations experienced similar decreases during the quarter.

Preliminary net revenue per community-based transport was just slightly below the third quarter 2009 rate of $7,509 per transport. Preliminary maintenance costs per flight hour were consistent with the prior-year fourth quarter rate per hour.

The Company noted that these preliminary results are subject to final year-end closing and independent audit procedures and are therefore subject to change.

Aaron Todd, CEO, stated, "Although the increased weather severity significantly impacted our fourth quarter results, all of the remaining key operating measures have been in-line with expectations. Our fourth quarter net earnings will not reflect growth compared with the prior-year quarter; however, our preliminary 2009 annual results still represent significant growth in earnings compared with the previous year. While weather fluctuations have always represented a key variable in our net revenue, the severity experienced during our fourth quarter is significantly above the historical average for weather cancellations, and therefore, should moderate in future periods."

Air Methods Corporation (www.airmethods.com) is a leader in emergency air medical transportation and medical services. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is one of the largest community-based providers of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 300 helicopters and fixed wing aircraft.

The Air Methods Corporation logo is available at
http://www.globenewswire.com/newsroom/prs/?pkgid=6955

Forward Looking Statements: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

CONTACTS: Aaron D. Todd, Chief Executive Officer, (303) 792-7413. Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.

CONTACT:  Air Methods Corporation
          (303) 792-7413